                                                                    EXHIBIT 12.1

                         DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)


RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------------------------
                                                                      2001         2000         1999         1998         1997
                                                                   ----------   ----------   ----------   ----------   ----------
COMPUTATION OF EARNINGS:

Pretax income (loss) from continuing operations .................  $  272,365   $  110,867   $  240,363   $  590,231   $  430,061
Less:  Interest capitalized during the period and actual
       preferred dividend requirements of majority-owned
       subsidiaries and 50%-owned persons included in
       fixed charges but not deducted from pretax income
       from above ...............................................      (2,643)     (13,844)      (6,329)      (1,031)      (4,382)
Add:   Previously capitalized interest amortized during the
       period ...................................................       1,183          334          334          334          192
                                                                   ----------   ----------   ----------   ----------   ----------
Total earnings, before fixed charge addition ....................     270,905       97,357      234,368      589,534      425,871
                                                                   ----------   ----------   ----------   ----------   ----------

COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized ........................      29,191       24,500       16,009       16,121       15,241
                                                                   ----------   ----------   ----------   ----------   ----------
Total fixed charges .............................................      29,191       24,500       16,009       16,121       15,241
                                                                   ----------   ----------   ----------   ----------   ----------

TOTAL EARNINGS AND FIXED CHARGES ................................  $  300,096   $  121,857   $  250,377   $  605,655   $  441,112
                                                                   ----------   ----------   ----------   ----------   ----------

RATIO OF EARNINGS TO FIXED CHARGES ..............................       10.28         4.97        15.64        37.57        28.94
                                                                   ==========   ==========   ==========   ==========   ==========